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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.
                                      20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               CAMBREX CORPORATION

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             (Exact name of registrant as specified in its charter)

         DELAWARE                                              22-2476135

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(State of incorporation or organization)                    (I.R.S. Employer
                                                           Identification No.)


One Meadowlands Plaza, East Rutherford, New Jersey                 07073

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(Address of principal executive offices)                         (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                       Name of each exchange on which
      to be so registered                       each class is to be registered

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Common Stock, $0.10 par value                       NEW YORK STOCK EXCHANGE

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Securities to be registered pursuant to Section 12(g) of the Act:


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                                (Title of class)

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                                (Title of class)
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Item 1.  Description of Registrant's Securities to be Registered.

         The Restated Certificate of Incorporation of the Company, as amended, (the "Certificate of Incorporation") provides that the authorized capital stock consists of 20,000,000 shares of Common Stock, par value $.10 per share, 730,746 shares of Nonvoting Common Stock, par value $.10 per share, and 5,000,000 shares of Series Preferred Stock, par value $.10 per share.

         The Common Stock and Nonvoting Common Stock (collectively "Common Shares" for purposes of this section) have the same rights and privileges and rank equally, share ratably in any dividends or distributions on liquidation and are identical in all respects except with respect to voting rights. The holders of the Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of Common Stock may not cumulate their votes in the election of directors. The holders of the Nonvoting Common Stock are not entitled to vote on any matter except as otherwise required by law.

         The Common Shares have no preemptive, subscription or similar rights and are not subject to redemption. Dividends may be paid on the Common Shares in the discretion of the Board of Directors from sources legally available therefor, subject to any limitations which may be imposed by the terms of any outstanding series of Series Preferred Stock. Upon any dissolution of the Company, holders of Common Shares would be entitled to share pro rata in the assets remaining after payment of corporate debts and expenses and all other priority claims, including the claims of holders of shares of Series Preferred Stock that may be issued and outstanding. The Common Shares when fully paid are non-assessable.

         In accordance with the Certificate of Incorporation, each outstanding share of Nonvoting Common Stock, at the option of the holder thereof, is convertible into a share of Common Stock to the extent that the holder thereof is not prohibited by law or regulation (such as laws or regulations relating to investments by subsidiaries of bank holding companies) from owning voting stock of the Company.

         The Board of Directors of the Company has the authority without any further vote or action by the stockholders to provide for the issue of up to 5,000,000 shares of Series Preferred Stock in one or more series. Each series may have such rights, designations, preferences (including preferences as to dividends and upon any liquidation of the Company), and relative, participating, optional and other special rights, and such qualifications, limitations and restrictions as are stated in the resolutions of the Board of Directors providing for the issue of such series and consequently could have powers and rights (including voting


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         and conversion rights) which could adversely affect the rights, including the voting power, of the holders of Common Stock.

         The Certificate of Incorporation and the By-Laws of the Company contain provisions that could have certain anti-takeover effects.

         The Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors.

         The Certificate of Incorporation provides that the number of directors will be fixed by, or in the manner provided in, the By-Laws. The By-Laws provide that the entire Board of Directors will consist of not less than three members, the exact number to be set from time to time by the Board of Directors. Accordingly, the Board of Directors, and not the stockholders, will have the authority to determine the number of directors and could prevent any stockholder from obtaining majority representation on the Board of Directors by enlarging the Board of Directors and filling the new directorships with its own nominees. Moreover, under Delaware law and as provided in the Certificate of Incorporation, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with the provision of the Certificate of Incorporation authorizing the Board of Directors to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

         The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders, and will prohibit stockholder action by written consent in lieu of a meeting. The By-Laws provide that special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors or the President of the Company. Stockholders are not permitted to call a special meeting or to required that the Board of Directors call a special meeting of stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors, the Chairman of the Board of Directors or the President of the Company.


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         The By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of stockholders of the Company (the "Business Procedure"). Although the By-Laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at an annual meeting, the Nomination Procedure and Business Procedure provisions of the By-Laws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular meeting of the proper procedures are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might otherwise be desired by the Company's stockholders.

         The Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the voting power of all the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, to remove a director for cause. The requirement of a two-thirds vote to effect such removal could enable a minority of the stockholders of the Company to prevent such occurrence.

         The Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the voting power of all the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, for any amendment of the provisions of the Certificate of Incorporation described above or of the By-Laws. These provisions will make it more difficult for stockholders to make changes in the Certificate of Incorporation or By-Laws including changes designed to facilitate the exercise of control over the company.

         The Certificate of Incorporation authorizes the Board of Directors to fix, with respect to any series of the Series Preferred Stock, the powers, preferences and rights of the shares of such series. The Company could issue Series Preferred Stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt.


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Item 2.   Exhibits*

     1.   Report on Form 10-K for the fiscal year ended December 31, 1996.

     2. Quarterly reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

     3.   Current Report on Form 8-K dated October 8, 1997

     4.   Proxy statement, dated March 17, 1997.

     5.   (a) Certificate of Incorporation, as amended.
          (b) By-laws, as amended.

     6.   Specimen of security being registered.

     7. Annual Report submitted to shareholders for the fiscal year ended December 31, 1996.

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         *Pursuant to Instruction II, the foregoing exhibits are being filed with the New York Stock Exchange and shall not be deemed filed with or incorporated by reference in copies of the registration statement filed with the Commission.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


CAMBREX CORPORATION
    (Registrant)




By: /s/ Douglas H. MacMillan
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    Douglas H. MacMillan
    Vice President and
    Chief Financial Officer


Date: February 6, 1998




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